UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    August 27, 2009

EAU Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51807	87-0654478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A, 1890 Cobb International Blvd., Kennesaw, GA 30152
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (678) 388-9492

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 27, 2009, EAU Technologies, Inc. (the “Company”) entered into the Second Amendment (the “Amendment”) to the Second Amended and Restated Senior Secured Convertible Promissory Note (the “Promissory Note”) with Water Science, LLC (“WS”).  The Amendment extends the maturity date of the Promissory Note from September 16, 2009 to November 1, 2010.  In all other material respects, the Promissory Note remains unchanged.  The Promissory Note is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed October 17, 2008 and the First Amendment to the Promissory Note is filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K filed March 30, 2009, both of which are incorporated herein by reference.

WS is a shareholder of the Company and is controlled by Peter Ullrich, a member of the Board of Directors of the Company.

On August 27, 2009, the Company entered into a Loan Agreement (the “Loan Agreement”) with Mr. Ullrich (the “Lender”), whereby he agreed to loan $600,000 to the Company, funded in three installments, as follows.

•	$200,000 payable on September 15, 2009;
•	$200,000 payable on October 15, 2009; and
•	$200,000 payable on November 15, 2009.

Simple interest will accrue at a rate of 10% per annum on the unpaid principal amount outstanding and the loan will mature on November 1, 2010, at which time accrued interest and the outstanding principal balance shall be due.  The Loan Agreement provides that accrued interest and the outstanding principal balance can be prepaid, in whole or in part, at any time without premium or penalty.

The Loan Agreement contains an optional conversion right, whereby the Lender may convert all or any portion of the outstanding principal and interest due into shares of the Company’s common stock at a price per share equal to $1.00 per share; however, if the Lender fails to make any of the installment payments on the dates set forth above, the conversion price will increase to $3.00 per share.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Second Amendment to the Promissory Note and the Loan Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, EAU Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2009	EAU TECHNOLOGIES, INC.

	By:	/s/ Brian D. Heinhold
Brian D. Heinhold
Chief Financial Officer

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